Exhibit 10.44

eBay Inc.
2065 Hamilton Ave.
San Jose, CA 95125 U.S.A.
Company Tax ID: 77-0430924

Performance Based Restricted Stock Unit Award Grant Notice (“Grant Notice”)
and Performance Based Restricted Stock Unit Award Agreement

%%FIRST_NAME%-% %%LAST_NAME%-%        Award Number: %%AWARD_NUMBER%-%
%%ADDRESS_LINE_1%-%                Plan:          2008
%%ADDRESS_LINE_2%-%                Type:          PBRSU
%%ADDRESS_LINE_3%-%
%%CITY%-%, %%STATE%-% %%ZIPCODE%-%
%%COUNTRY%-%

Effective as of %%GRANT_DATE%-% (the “Grant Date”), eBay Inc., a Delaware corporation (the “Company”), pursuant to its 2008 Equity Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the individual named above (“Participant”) an award of Performance Based Restricted Stock Units (“PBRSUs”) with respect to %%TARGET_NUMBER%-% shares of Stock at the target level of performance (the “Target Shares”) specified in Appendix A hereto (“Appendix A”). This Performance Based Restricted Stock Unit Award (the “Award”) is subject to all of the terms and conditions set forth in this Grant Notice, the Performance Based Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Agreement”) (including without limitation the performance-based vesting conditions set forth in Appendix A), the special provisions for Participant’s country, if any, attached hereto as Exhibit B and the Plan, all of which are incorporated herein by reference. The number of shares of Stock (“Shares”) Participant will be eligible to receive pursuant to the Award, if any, may increase or decrease from the Target Shares based on the Company’s actual performance and Participant’s continued service, as set forth in Appendix A. Any capitalized terms used in this Grant Notice without definition shall have the meanings ascribed to such terms in the Plan.
Subject to Participant’s continuous service with the Company or a Subsidiary and Section 16 of the Agreement, Participant will vest in a number of PBRSUs on the vesting date(s) set forth in Appendix A (the “Vesting Date(s)”), if any, determined based on the extent to which the performance goals set forth in Appendix A (the “Performance Goals”) are achieved during the performance period beginning and ending on the dates set forth in Appendix A (the “Performance Period”). Any portion of the Shares subject to the Award that do not vest based on the achievement of the Performance Goals and Participant’s continued service shall be forfeited by Participant and cancelled by the Company. Achievement of the Performance Goals shall be determined and certified by the Compensation Committee of the Board of Directors of the Company (the “Committee”) in writing prior to the settlement of the Award. For the avoidance of doubt, all vesting is subject to Participant’s continued service with the Company or a Subsidiary through the Vesting Date(s).
By Participant’s signature and the Company’s signature below, Participant agrees to be bound by the terms and conditions of the Plan and this Grant Notice which includes Exhibit A (the Agreement) and Exhibit B (the special provisions for Participant’s country, if any). Participant has reviewed and fully understands all provisions of the Plan and this Grant Notice in their entirety, including Exhibits A and B, and has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Company upon any questions arising under the Plan and this Grant Notice, including Exhibits A and B.
%%GRANT_DATE%-%

eBay Inc.                                                        Date

%%FIRST_NAME%-% %%LAST_NAME%-%, the Participant                Date

A-1

EXHIBIT A
TO PERFORMANCE BASED RESTRICTED STOCK UNIT AWARD GRANT NOTICE
EBAY INC. PERFORMANCE BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Performance Based Restricted Stock Unit Award Grant Notice (the “Grant Notice”) to which this Performance Based Restricted Stock Unit Award Agreement (the “Agreement”) is attached, eBay Inc., a Delaware corporation (the “Company”) has granted to Participant an award of Performance Based Restricted Stock Units (“PBRSUs”) under the Company’s 2008 Equity Incentive Award Plan, as amended from time to time (the “Plan”), with respect to a number of Shares as set forth in the Grant Notice.
GENERAL
1.Definitions. Any capitalized terms used in this Agreement without definition shall have the meanings ascribed to such terms in the Plan or the Grant Notice, as applicable.
2.Incorporation of Terms of Plan. The Award is subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
AGREEMENT
1.Grant of the PBRSUs. As set forth in the Grant Notice, as of the Grant Date (as defined in the Grant Notice), the Company hereby grants to Participant the number of PBRSUs based on the shares of Stock (“Shares”) set forth in the Grant Notice, subject to all the terms and conditions in the Grant Notice (including Appendix A, this Exhibit A and Exhibit B) and the Plan. The number of PBRSUs specified in the Grant Notice reflects the target number of Shares (the “Target Shares”) that may be earned by Participant. The number of Shares Participant will be eligible to receive pursuant to the Award, if any, may increase or decrease from the Target Shares based on the Company’s actual performance and Participant’s continued service. No Shares shall be issued to Participant until the time set forth in Section 2. Prior to actual issuance of any Shares, such PBRSUs will represent an unsecured obligation of the Company, payable only from the general assets of the Company. Unless otherwise determined by the Committee, the PBRSUs include a right to Dividend Equivalents equal to the value of any dividends paid on the Stock for which the dividend record date occurs between the Grant Date and the date the PBRSUs are settled or forfeited. Subject to vesting and the amount of Earned PBRSUs (as defined in Appendix A), each Dividend Equivalent entitles Participant to receive the equivalent cash value of any such dividends paid on the number of Shares underlying the PBRSUs that are earned during such period. Dividend Equivalents will be accrued (without interest) and will be subject to the same conditions as the PBRSUs to which they are attributable, including, without limitation, the vesting conditions, the provisions governing the time and form of settlement of the PBRSUs, and any special provisions for Participant’s country in Exhibit B.

2.Settlement of the PBRSUs. Shares shall be issued, and unless otherwise determined by the Committee, any accrued Dividend Equivalents with respect to such Shares shall be paid, to Participant on or as soon as administratively practicable following each vesting date as set forth in the Grant Notice (each, a “Vesting Date”) (and in no event later than 2½ months following the calendar year of the applicable Vesting Date), subject to Section 3 hereof; provided, that Participant has not experienced a Termination of Service on or prior to each such Vesting Date. After each such Vesting Date, the Company shall promptly cause to be issued (either in book-entry form or otherwise) to Participant or Participant’s beneficiaries, as the case may be, Shares with respect to PBRSUs that become vested on such Vesting Date. No fractional Shares shall be issued under this Agreement. The vesting of the PBRSUs shall cease immediately upon a Termination of Service, as further described in Section 8(j) below, and any unvested PBRSUs awarded by this Agreement and the Grant Notice shall be forfeited upon such Termination of Service.
3.Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company and/or Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant as a result of participation in the Plan (“Tax-Related Items”), is and remains Participant’s responsibility and may exceed the amount (if any) withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting, settlement, release or cancellation of the PBRSUs or any related Dividend Equivalents, the issuance of Shares upon settlement of the PBRSUs, the subsequent sale of Shares acquired pursuant such issuance and the receipt of any dividends, and (b) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the PBRSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant has become subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy the Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer (or their respective agents), at their discretion and pursuant to such procedures as they may specify from time to time, to satisfy the obligations with regard to the Tax-Related Items by one or a combination of the following:

(i)
withholding a net number of otherwise issuable vested Shares having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and/or the Employer pursuant to the terms and conditions of the Plan or other applicable withholding rates; and/or

(ii)
arranging for the Company-designated broker to sell on the market a portion of the otherwise issuable vested Shares that have an aggregate market value sufficient to pay the Tax-Related Items (a “Sell to Cover”), on Participant’s behalf and at Participant’s direction pursuant to this authorization; and/or

(iii)	withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer (including from any Dividend Equivalents); and/or

(iv)	requiring Participant to make a payment in cash (or cash equivalent) to the Company or the Employer;
provided, however, that if Participant is an executive officer, within the meaning of Section 16 of the Exchange Act, then the obligations with regard to the Tax-Related Items shall be satisfied by first withholding any otherwise payable Dividend Equivalents upon the relevant taxable or tax withholding event, as applicable, and then withholding a net number of otherwise issuable vested Shares as described in clause (i) above, unless the use of such Share withholding method would result in adverse consequences under applicable tax or securities law or accounting principles, in which case the obligations with regard to the Tax-Related Items in excess of the amount of otherwise payable Dividend Equivalents shall be satisfied by the method described in clause (ii) above.

No fractional Shares will be sold to cover or withheld to cover Tax-Related Items. The Company may withhold or account for Tax-Related Items by considering maximum applicable rates in which case Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in Shares. If the obligation for Tax-Related Items is satisfied by withholding a number of Shares as described in (ii) above, for tax purposes Participant will be deemed to have been issued the full number of Shares subject to the vested PBRSUs, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items. The Company may refuse to issue or deliver the Shares or refuse to deliver the proceeds of the sale of Shares if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.
4.Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
5.Conditions to Issuance of Certificates. Notwithstanding any other provision of this Agreement, the Company shall not be required to issue or deliver any certificate or certificates for any Shares prior to the fulfillment of all of the following conditions: (a) the admission of the Shares to listing on all stock exchanges on which such Shares are then listed, (b) the completion of any registration or other qualification of the Shares under any U.S. state or federal or non-U.S. law or under rulings or regulations of the U.S. Securities and Exchange Commission or other governmental regulatory body (including any applicable non-U.S. governmental regulatory body), which the Company shall, in its sole and absolute discretion, deem necessary and advisable, (c) the obtaining of any approval or other clearance from any U.S. state or federal or non-U.S. governmental agency that the Company shall, in its absolute discretion, determine to be necessary or advisable and (d) the lapse of any such reasonable period of time following the date the PBRSUs vest as the Company may from time to time establish for reasons of administrative convenience.
6.Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.
7.Award Not Transferable. This Award and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Award, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this Award and the rights and privileges conferred hereby immediately will become null and void.
8.Nature of Grant. In accepting the Award, Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)the grant of the PBRSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of PBRSUs, or benefits in lieu of PBRSUs, even if PBRSUs have been granted in the past;
(c)all decisions with respect to future grants of PBRSUs, if any, will be at the sole discretion of the Company;
(d)Participant is voluntarily participating in the Plan;
(e)the grant of the PBRSUs and Participant’s participation in the Plan shall not create a right to employment or service or be interpreted as forming an employment or service contract with the Company, the Employer or any Subsidiary and shall not interfere with the ability of the Company, the Employer or any Subsidiary to terminate Participant’s employment or service relationship (if any);
(f)the PBRSUs and any Shares subject to the PBRSUs are not intended to replace any pension rights or compensation;
(g)the PBRSUs and any Shares subject to the PBRSUs, and the income and value of same, are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar mandatory payments;
(h)the future value of the Shares subject to the PBRSUs is unknown, indeterminable and cannot be predicted with certainty;
(i)no claim or entitlement to compensation or damages shall arise from forfeiture of the PBRSUs resulting from Participant ceasing to provide services to the Company, the Employer or any Subsidiary (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or providing services or the terms of Participant’s employment agreement or service contract, if any) and in consideration of the grant of the PBRSUs to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, the Employer or any Subsidiary, waives his or her ability, if any, to bring any such claim, and releases the Company, the Employer and any Subsidiary from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims;
(j)in the event of Participant’s Termination of Service (whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or providing services or the terms of Participant’s employment agreement or service contract, if any), unless otherwise determined by the Company, Participant’s right to vest in the PBRSUs, if any, will terminate effective as of the date that Participant is no longer actively providing services and will not be extended by any notice period (e.g., active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or providing services or the terms of Participant’s employment agreement or service contract, if any); the Committee shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the PBRSUs; and
(k)neither the Company, the Employer nor any Subsidiary will be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States dollar that may affect the value of the PBRSUs or any amounts due to Participant pursuant to the vesting of the PBRSUs or the subsequent sale of any Shares acquired under the Plan.
9.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding participation in the Plan, or Participant’s acquisition or sale of Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
10.Insider Trading Restrictions/Market Abuse Laws.  Participant acknowledges that he or she is subject to any applicable Company insider trading policy. In addition, depending on his or her country of residence, Participant may be subject to additional insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell Shares or rights to Shares (e.g., PBRSUs) under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in Participant's country).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  Participant acknowledges that it is Participant’s responsibility to comply with any applicable Company insider trading policy and any additional restrictions that may apply due to local insider trading restrictions or market abuse laws. Participant is advised to speak to his or her personal legal advisor regarding any applicable local insider trading restrictions or market abuse laws.
11.Data Privacy. Participant hereby voluntarily consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other PBRSU grant materials by and among, as applicable, the Employer, the Company and any Subsidiary for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.
Participant understands that the Company, the Employer and any Subsidiary may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all PBRSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Personal Data”).
Participant understands that Personal Data will be transferred to E*Trade Corporate Financial Services, Inc. and/or its affiliates (“E*Trade”) or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of Personal Data may be located in the United States or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Participant’s country. Participant authorizes the Company, E*Trade and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Personal Data, in electronic or other form, for the purpose of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom Participant may elect to deposit any Shares received upon vesting of the PBRSUs. Participant understands that he or she may request a list with the names and addresses of any potential recipients of Personal Data by contacting Participant’s regional human resources (“MyHR”) representative. Participant understands that Personal Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that he or she may, at any time, request access to Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her MyHR representative. Further, Participant understands that Participant is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, Participant’s employment status or service with the Employer will not be adversely affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant PBRSUs or other equity awards to Participant or administer or maintain such awards. Therefore, Participant understands that refusal or withdrawal of consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her MyHR representative.
12.Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to the PBRSUs or future PBRSUs granted under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
13.Language. If Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
14.Governing Law and Choice of Venue. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of the Grant Notice (including this Agreement and the special provisions for Participants outside the U.S. attached hereto as Exhibit B), regardless of the law that might be applied under such state’s conflict of laws principles.
For purposes of litigating any dispute that arises directly or indirectly in respect of this Award, the parties hereby submit to and consent to the jurisdiction of the State of California and agree that such litigation shall be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.
15.Conformity to U.S. Securities Laws. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the U.S. Securities and Exchange Commission, including without limitation Rule 16b-3 under the Exchange Act. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Awards are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
16.Award Subject to Clawback. The Award and any cash payment or Shares delivered pursuant to the Award are subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.
17.Amendment, Modification and Termination. To the extent permitted by the Plan, the Grant Notice (including this Agreement and Exhibit B) may be wholly or partially amended or otherwise modified or terminated at any time or from time to time by the Committee or the Board, provided, that, except as may otherwise be provided by the Plan, no amendment, modification or termination of this Agreement shall adversely effect the Award in any material way without the prior written consent of Participant.

18.Notices. Notices required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the post by certified mail, or its non-U.S. equivalent, with postage and fees prepaid, addressed to Participant at his or her address shown in the Company records, and to the Company at its principal executive office.
19.Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, and to the extent permissible under local law, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.
20.Compliance in Form and Operation. This Agreement and the PBRSUs are intended to comply with Section 409A of the Code and the Treasury Regulations thereunder (“Section 409A”) and shall be interpreted in a manner consistent with that intention, to the extent Participant is or becomes subject to U.S. federal income taxation. Notwithstanding any other provisions of this Agreement or the Grant Notice, the Company reserves the right, to the extent the Company deems necessary or advisable, if Participant is or becomes subject to U.S. federal income taxation, and without any obligation to do so or to indemnify Participant for any failure to do so, to unilaterally amend the Plan and/or this Agreement to ensure that all PBRSUs are awarded in a manner that qualifies for exemption from or complies with Section 409A, provided, however, that the Company makes no representation that the PBRSUs will comply with or be exempt from Section 409A and makes no undertaking to preclude Section 409A from applying to the PBRSUs.
21.Exhibit B. The Award shall be subject to any special provisions set forth in Exhibit B of the Grant Notice for Participant’s country, if any. If Participant relocates to one of the countries included in Exhibit B of the Grant Notice prior to any Vesting Date or while holding Shares issued upon vesting of the PBRSUs, the special provisions for such country shall apply to Participant, to the extent the Company determines that the application of such provisions is advisable or necessary for legal or administrative reasons. Exhibit B of the Grant Notice constitutes part of this Agreement.
22.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the PBRSUs and on any Shares issued upon vesting of the PBRSUs, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
23.Entire Agreement: Severability. The Plan and the Grant Notice (including Exhibit B) are incorporated herein by reference. The Plan and the Grant Notice (including this Agreement and Exhibit B) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. If any provision of the Plan or the Grant Notice (including this Agreement and Exhibit B) is determined to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.
24.Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other participant.